Exhibit 99.1

Safeguard Scientifics Realizes $144 Million in Net Proceeds from Completion of Tender Offer for Clarient by GE Healthcare

Sale of Diagnostic Services Provider Represents 3x Return;

Proceeds Strengthen Balance Sheet and Substantially Increase Cash Balance

WAYNE, Pa.--(BUSINESS WIRE)--December 17, 2010--Safeguard Scientifics, Inc. (NYSE: SFE), a holding company that builds value in growth-stage life sciences and technology companies, today announced that its net proceeds from the successful completion of GE Healthcare’s public tender offer for all outstanding shares of partner company Clarient, Inc. (Nasdaq: CLRT) will be approximately $144 million. The taxable gain on the transaction will be offset by tax loss carry forwards. The net proceeds represent a 3x cash-on-cash return on Safeguard’s remaining cost basis in its holdings in Clarient. Proceeds from the Clarient transaction substantially increase Safeguard’s cash balance from $55.2 million at September 30, 2010. Upon completion of the final merger stage of the transaction, Safeguard will receive additional proceeds of $2.6 million related to Clarient warrants it holds.

As previously disclosed on October 22, GE Healthcare announced a definitive agreement to acquire Clarient via a public tender offer for all outstanding common and preferred shares of Clarient at a price of $5.00 per common share and $20.00 per preferred share, valuing Clarient at $587 million. The transaction represented a 35.9% premium to Clarient’s stock price of $3.68 per share at close of business on October 19 and a 5.8x multiple of the last twelve months sales as of June 30, 2010. Safeguard owned approximately 26% of Clarient outstanding shares on a fully-diluted, as-converted basis.

“Today, Safeguard is stronger, leaner and better positioned to execute our strategic game plan than at any time over the last five years,” said Peter J. Boni, President and CEO of Safeguard Scientifics. “As a result of the Clarient transaction, Safeguard has substantial cash on our balance sheet which improves our debt-to-equity ratio to 1-to-3. We plan to use that cash to redeploy capital into new, high-growth, high-value opportunities, our current partner companies, as well as other opportunities to expand the Safeguard platform and drive value for our shareholders. As a result of our momentum, Safeguard continues to be regarded as an innovator in the development of life sciences and technology businesses, a catalyst for value creation and a preferred source of capital for entrepreneurs.”

Clarient was founded in 1996 to develop and manufacture digital microscopes to analyze tissue and blood samples, aiding in the diagnoses of diseases and medical conditions. Beginning in late 2004, under the leadership of new CEO Ron Andrews and with direction from Safeguard’s current management team, Clarient changed its focus from equipment sales to cancer diagnostic services. By 2010, the repositioning resulted in a tenfold increase in Clarient revenues and a $476 million increase – or 5x – in market capitalization, based on the acquisition price.

“Clarient’s growth over the past five years illustrates the power of Safeguard’s platform to provide capital as well as strategic and operational support to its partner companies. This philosophy is the foundation from which we create and build value for both our partner companies and our shareholders,” said James A. Datin, EVP and Managing Director of the Life Sciences Group at Safeguard, and Chairman of the Board at Clarient.

Throughout Clarient’s transformation, Safeguard worked actively to support Clarient’s growth with initial and follow-on rounds of equity capital, mezzanine debt facilities, line of credit guarantees, executive management recruitment, sales and marketing expansion, facilities project management, strategic communications and partnerships.

In addition, Safeguard facilitated a private placement of $40 million in Clarient convertible preferred stock by Oak Investment Partners in early 2009. The transaction allowed Clarient to retire all of its outstanding debt except for receivable financing, reduce annual interest expense and fees, add working capital to drive growth, and propel the company toward net income. The effect of the private placement, combined with a subsequent public sale of a portion of Safeguard's holdings in Clarient for net proceeds of $61.3 million, reduced Safeguard’s stake in Clarient to approximately 28% of outstanding shares on an as-converted basis, down from 60% at year-end 2008. “Partnering with the Safeguard team helped Clarient accelerate its growth, maintain a clear strategic vision and operating focus, and ultimately realize the value we created together,” concluded Ron Andrews, CEO and Vice Chairman of Clarient.

About Safeguard Scientifics

Founded in 1953 and based in Wayne, PA, Safeguard Scientifics, Inc. (NYSE: SFE) provides growth capital for entrepreneurial and innovative life sciences and technology companies. Safeguard targets life sciences companies in Molecular and Point-of-Care Diagnostics, Medical Devices, Regenerative Medicine and Specialty Pharmaceuticals, and technology companies in Internet / New Media, Financial Services IT and Healthcare IT with capital requirements of up to $25 million. Safeguard participates in expansion financings, corporate spin-outs, management buyouts, recapitalizations, industry consolidations and early-stage financings. For more information, please visit our website at www.safeguard.com, our blog at blog.safeguard.com or you can follow us on Twitter @Safeguard.

Forward-looking Statements

Except for the historical information and discussions contained herein, statements contained in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Our forward-looking statements are subject to risks and uncertainties. The risks and uncertainties that could cause actual results to differ materially, include, among others, managing rapidly changing technologies, limited access to capital, competition, the ability to attract and retain qualified employees, the ability to execute our strategy, the uncertainty of the future performance of our companies, acquisitions and dispositions of companies, the inability to manage growth, compliance with government regulations and legal liabilities, additional financing requirements, the effect of economic conditions in the business sectors in which our companies operate, and other uncertainties described in the Company's filings with the Securities and Exchange Commission. Many of these factors are beyond our ability to predict or control. In addition, as a result of these and other factors, our past financial performance should not be relied on as an indication of future performance. The Company does not assume any obligation to update any forward-looking statements or other information contained in this news release.

CONTACT:
Safeguard Scientifics, Inc.
John E. Shave, 610-975-4952
Vice President, Business Development and Corporate Communications